AETNA GET FUND
NSAR Semi-Annual Filing
6/30/2001


77A
Is the Registrant filing any of the following attachments with the current filing of Form N-SAR (L)

Y
77B
Accountant's report on internal control (A)

77C
Submission of matters to a vote of security holders (L)
N
77D
Policies with respect to security investments (L)
N
77E
Legal proceedings (L)
N
77F
Changes in security for debt (A)

77G
Defaults and arrears on senior securities (A)

77H
Changes in control of registrant (L)
N
77I
Terms of new or amended securities (L)
Y
77J
Re valuation of assets or restatement of capital share account (A)

77K
Changes in registrant's certifying account (A)

77L
Changes in accounting principles and practices (A)

77M
Mergers (L)
N
77N
Actions to be reported pursuant to Rule 2a-7 (A)

77O
Transactions effected pursuant to Rule 10f-3 (A)

77P
Information required to be filed with the registrant's periodic reports pursuant to existing exemptive orders (L)

N
77Q1
Exhibits


(a)	copies of material amendments to charter or by-laws (L)
Y

(b)	copies of text of any proposal described in 77D (L)
[blank]

(c)	copies of amendments described in 77G (A)


(d)	copies of constituent instruments in 77J (A)


(e)	copies of any new/amended investment advisory
contracts  (L)
Y

(f)	letters from registrant & auditors pursuant to 77K/77L (A)


(g)	mergers (L)
[blank]
77Q2


77Q3


80-85
Fidelity Bond (L)




A	=	Aeltus Investment (Mark Baral)
L	=	Law (Michael Gioffre, Ellen Valvo)




Screens 41 & 42 are to be filed only once each year, at end of Registrant's/Series' fiscal year.

80
Fidelity bond(s) in effect at the end of the period:


A) Insurer name: GULF INSURANCE COMPANY


B) Second insurer:


C) Aggregate face amount of coverage for Registrant/Series on all bonds on which it is named as an insured. (000's omitted)

81
A) Is the bond part of a joint fidelity bond(s) shared with other investment companies, or entities? (Y or N)


B) If answer to 81A is "Y" (Yes), how many other investment companies or other entities are covered by the bond? (Count each series as a separate investment company.)

82
A) Does the mandatory coverage of the fidelity bond have a deductible? (Y or N)


B) If the answer to 82A is "Y" (Yes), what is the amount of the deductible? ($000's omitted)

83
A) Were any claims with respect to this Registrant/Series filed under the bond during the period? (Y or N)


B) If the answer to 83A is "Y" (Yes), what was the total amount of such claims? ($000's omitted)

84
A) Were any losses incurred with respect to this Registrant/
Series that could have been filed as a claim under the fidelity bond but were not? (Y or N)


B) If the answer to 84A is "Y" (Yes), what was the total amount of such losses? ($000's omitted)


85
A) Are Registrant's/Series' officers and directors covered as officers and directors of Registrant/Series under any errors and omissions insurance policy owned by the Registrant/Series or anyone else? (Y or N)


B) Were any claims filed under such policy during the period with respect to the Registrant/Series? (Y or N)





Sub-Item 77I - Terms of New or Amended Securities	Y


Pursuant to the Declaration of Trust for the Aetna GET Fund ("Trust"), effective April 4, 2001, the Board of Trustees of the Trust divided the shares of beneficial interest of the Trust into and established a separate series (GET N) distinct from shares of the Trust previously issued. Shares of the new series have voting powers and redemptive rights as referred to in the Amendment to the Declaration of Trust.

Pursuant to the Declaration of Trust for the Aetna GET Fund ("Trust"), effective June 27, 2001, the Board of Trustees of the Trust divided the shares of beneficial interest of the Trust into and established a separate series (GET P) distinct from shares of the Trust previously issued. Shares of the new series have voting powers and redemptive rights as referred to in the Amendment to the Declaration of Trust.




Sub-Item 77Q1 - Exhibits	Y

(a) Amendments to the Declaration of Trust of Aetna GET Fund are attached herewith.

(a.1)	Amendment to Declaration of Trust (April 4, 2001):

Incorporated herein by reference to Post-Effective Amendment
No. 24 to Registration Statement on Form N-1A, (File No. 33-12723), as filed electronically with the Securities and Exchange
Commission on June 28, 2001.


(a.2)	Amendment to Declaration of Trust (June 27, 2001):


AMENDMENT TO DECLARATION OF TRUST OF
AETNA GET FUND

Designating a New Series of Beneficial Interests

June 27, 2001

	The undersigned, being a majority of the duly elected and qualified Trustees of Aetna GET Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 1.1, 6.2 and 11.3 of the Declaration of Trust dated March 3, 1987, as amended (the "Declaration of Trust"), hereby divide the shares of beneficial interest of the Trust into and establish a separate series (the "Series") distinct from shares of the Trust previously issued, with the Series to have the following special and relative rights:

1.  The Series shall be designated as follows:

		Series P

	2.	The Series shall be authorized to hold cash and
invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 ("Investment Company Act"), as amended from time to time. Each share of beneficial interest of the Series ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets held by the Series. The proceeds of sales of shares of the Series, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Series, unless otherwise required by law. Each share of the Series shall be entitled to receive its pro rata share of net assets of the Series upon its liquidation. The Series may be terminated pursuant to a plan of liquidation approved by a majority of the Trust's Board of Trustees ("Trustees").

	3.	Shareholders of the Series shall vote separately as
a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Series as provided in Rule 18f-2 under the Investment Company Act or any successor rule and in the Declaration of Trust.

	4.	The Trustees (including any successor Trustee) shall
have the right at any time and from time to time to allocate assets and expenses pursuant to Sections 6.2(c) and 6.2(d) of the Declaration of Trust, to change the designation of any Series now or hereafter created, or to otherwise change the special and relative rights of any such Series provided that such change shall not adversely affect the rights of shareholders of a Series.

The foregoing shall be effective upon filing of the same with the Commonwealth of Massachusetts.


/s/ Albert E. DePrince, Jr.
Albert E. DePrince, Jr., as Trustee and not individually


/s/ Maria T. Fighetti
Maria T. Fighetti, as Trustee and not individually


/s/ J. Scott Fox
J. Scott Fox, as Trustee and not individually


/s/ David L. Grove
David L. Grove, as Trustee and not individually


/s/ Sidney Koch
Sidney Koch, as Trustee and not individually


/s/ Corine T. Norgaard
Corine T. Norgaard, as Trustee and not individually


/s/ Richard G. Scheide
Richard G. Scheide, as Trustee and not individually


/s/ John G. Turner
John Turner, as Trustee and not individually





Sub-Item 77Q1 - Exhibits	Y


(e)	Investment Advisory Agreement for Aetna GET Fund -
Series N is attached herewith.


Incorporated herein by reference to Post-Effective Amendment
No. 24 to Registration Statement on Form N-1A, (File No. 33-12723), as filed electronically with the Securities and Exchange
Commission on June 28, 2001.